Exhibit 16.1

March 21, 2007

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Universal Health Services, Inc. and, under the date of February 28, 2007, we reported on the consolidated financial statements of Universal Health Services, Inc. and subsidiaries as of and for the years ended December 31, 2006 and 2005, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006. On March 16, 2007, we were dismissed. We have read the Company's statements included under Item 4.01 of its Form 8-K dated March 16, 2007, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statements that the change was approved by the audit committee of the board of directors, or the statements in the second and seventh paragraphs of Item 4.01.

Very truly yours,

/s/ KPMG LLP